Exhibit 99.1

Press Release

3D Systems Announces Agreements to Exchange All Outstanding 5.875% Convertible Senior Secured Notes due 2030, Eliminating All Secured Debt

ROCK HILL, South Carolina, November 4, 2026 – 3D Systems Corporation (NYSE: DDD) (“3D Systems” or the “Company”) today announced that it has entered into separate, privately negotiated exchange agreements with all of the holders (the “Transaction Participants”) of its currently outstanding 5.875% convertible senior secured notes due 2030 (the “2030 Notes”). Pursuant to these exchange agreements, the Company has agreed to exchange $92,030,000 aggregate principal amount of 2030 Notes held by the Transaction Participants, representing all of the outstanding 2030 Notes, for $85,000,000 aggregate principal amount of newly issued 3.30% convertible senior notes due 2031 (the “2031 Notes”), 13,471,138 shares (the “Shares”) of the Company’s common stock and $20,000,000 in cash, plus accrued and unpaid interest on the exchanged 2030 Notes to, but excluding, the closing date, subject to certain adjustments if the closing occurs after December 1, 2026 (the “Exchange”).

The 2031 Notes will be senior unsecured obligations of the Company, will bear interest at a rate of 3.30% per year, payable semiannually in arrears on April 1 and October 1 of each year, beginning on April 1, 2027, and will mature on April 1, 2031, unless earlier converted, redeemed or repurchased. The 2031 Notes will be convertible into cash, shares of the Company’s common stock or a combination of cash and shares, at the Company’s election, at an initial conversion rate of 291.3753 shares of common stock per $1,000 principal amount of 2031 Notes (equivalent to an initial conversion rate of approximately $3.43 per share of common stock, which represents a premium of approximately 30.0% over the last reported sale price of the Company’s common stock on the New York Stock Exchange on November 4, 2026 of $2.64 per share), subject to certain adjustments.

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The Exchange is expected to close on or about November 12, 2026, subject to certain closing conditions. Assuming all of the 2030 Notes are exchanged, upon the closing of the Exchange, no 2030 Notes will be outstanding, and the Company expects that the indenture governing the 2030 Notes will be satisfied and discharged and the related guarantees and the liens on the collateral securing the 2030 Notes will be released. 3D Systems will not receive any cash proceeds from the Exchange.

This announcement is neither an offer to sell nor a solicitation of an offer to buy any of the Shares, the 2031 Notes or any shares of common stock issuable upon conversion of the 2031 Notes, nor shall there be any offer, solicitation or sale in any jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under applicable securities laws.

The offer and sale of the Shares, the 2031 Notes and any shares of common stock issuable upon conversion of the 2031 Notes have not been, and will not be, registered under the Securities Act of 1933, as amended, or qualified under any state securities laws and may not be offered or sold in the United States absent registration or an applicable exemption from such registration or qualification requirements.

Forward-Looking Statements

Certain statements made in this release, including statements regarding the expected terms and closing of the Exchange, whether the conditions to the closing of the Exchange will be satisfied, the issuance of the 2031 Notes, whether all of the 2030 Notes will be exchanged and cancelled and the indenture governing the 2030 Notes will be satisfied and discharged, any 2030 Notes that will remain outstanding, whether the Transaction Participants will deliver the consents required to effect amendments to the indenture governing the 2030 Notes and whether the Company will effect such amendments, and 3D Systems’ expected indebtedness following the Exchange, are not statements of historical or current facts and are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements involve known and unknown risks, uncertainties and other factors that may cause the actual results, performance or achievements of the Company to be materially different from historical results or from any future results or projections expressed or implied by such forward-looking statements. In many cases, forward-looking statements can be identified by terms such as “believes,” “belief,” “expects,” “may,”

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“will,” “estimates,” “intends,” “anticipates” or “plans” or the negative of these terms or other comparable terminology. Forward-looking statements are based upon management’s beliefs, assumptions, and current expectations and may include comments as to the Company’s beliefs and expectations as to future events and trends affecting its business and are necessarily subject to uncertainties, many of which are outside the control of the Company. The factors described under the headings “Forward-Looking Statements” and “Risk Factors” in the Company’s periodic filings with the Securities and Exchange Commission, as well as other factors, could cause actual results to differ materially from those reflected or predicted in forward-looking statements. Although management believes that the expectations reflected in the forward-looking statements are reasonable, forward-looking statements are not, and should not be relied upon as a guarantee of future performance or results, nor will they necessarily prove to be accurate indications of the times at which such performance or results will be achieved. The forward-looking statements included are made only as of the date of the statement. 3D Systems undertakes no obligation to update or review any forward-looking statements made by management or on its behalf, whether as a result of future developments, subsequent events or circumstances or otherwise, except as required by law.

About 3D Systems

For 40 years, Chuck Hull’s curiosity and desire to improve the way products were designed and manufactured gave birth to 3D printing, 3D Systems, and the additive manufacturing industry. Since then, that same spark continues to ignite the 3D Systems team as we work side-by-side with our customers to change the way industries innovate. As a full-service solutions partner, we deliver industry-leading 3D printing technologies, materials, and software to high-value markets such as medical and dental; aerospace, space and defense; transportation and motorsports; data center infrastructure; and durable goods. Each application-specific solution is powered by the expertise and passion of our employees who endeavor to achieve our shared goal of Transforming Manufacturing for a Better Future. More information on the company is available at www.3dsystems.com.

Investor Contact: investor.relations@3dsystems.com

Media Contact: press@3dsystems.com

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